UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to SECTION 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                    April 22, 2005

The Hallwood Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-08303	51-0261339

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3710 Rawlins, Suite 1500, Dallas, Texas	75219

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                    (214) 528-5588

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

     On April 22, 2005, as described in greater detail in Item 8.01, a special committee of the board of directors of The Hallwood Group Incorporated (the “Company”) approved a plan of partial liquidation of the Company, pursuant to which the Company will distribute cash equal to $37.70 per share to each holder of record of the Company’s common stock on May 20, 2005 (the “Record Date”). At the same time, the special committee authorized the Company to pay a cash bonus to each of the Company’s officers, other than Mr. Gumbiner, who hold outstanding options to purchase common stock of the Company in an amount equal to the amount of the distribution in partial liquidation payment per share on the number of shares subject to options they hold on the Record Date. The total amount of the payments with respect to the options is anticipated to be approximately $905,000, including a payment of $508,950 to Melvin J. Melle, Vice President, Chief Financial Officer and Secretary.

Item 8.01. Other Events.

     On April 22, 2005, a special committee of the board of directors of the Company approved a plan of partial liquidation of the Company and pursuant to that plan, approved the payment of a special cash distribution equal to $37.70 for each share of common stock of the Company outstanding on the Record Date of May 20, 2005. The total amount of the distribution will be approximately $56.8 million. The distribution will be payable on or about May 27, 2005. Anthony J. Gumbiner, the Company’s Chairman and Chief Executive Officer, and Charles A. Crocco, Jr. and J. Thomas Talbot, directors of the Company, have each informed the Company of their intention to exercise all the options they hold to purchase a total of 180,000 shares of the Company’s common stock prior to the Record Date.

     The distribution is in partial liquidation of the Company as a result of the Company’s disposition of its real estate interests and partnership units relating to Hallwood Realty Partners, L.P. on July 16, 2004 and the determination to discontinue the Company’s real estate activities. Also in connection with the approval of the plan of partial liquidation, the special committee noted that the board of directors may again review the cash position of the Company at any time through December 31, 2005 and determine to make additional liquidating distributions not to exceed (together with the current distribution) the approximately $66,119,000 received in the disposition of the Hallwood Realty Partners’ interests.

     On April 22, 2005, the Company issued a press release regarding the distribution in partial liquidation and bonuses to officers.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release, dated April 22, 2005, of The Hallwood Group Incorporated

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HALLWOOD GROUP INCORPORATED
Date: April 22, 2005	By:	/s/ Melvin J. Melle
		Name:	Melvin J. Melle
		Title:	Vice President

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